Exhibit 4.2

Rio Tinto Finance (USA) Limited, (ABN 84 062 129 551)

Issuer

Rio Tinto Finance (USA) plc

Issuer

Rio Tinto plc

Guarantor

Rio Tinto Limited (ABN 96 004 458 404)

Guarantor

TO

The Bank of New York Mellon

Trustee

First Supplemental Indenture

Dated as of May 8, 2017

Supplementing and amending the amended and restated Indenture dated as of March 16, 2012

Guaranteed Debt Securities

TABLE OF CONTENTS

Page
RECITALS OF THE ISSUERS AND THE GUARANTORS	-1-

RECITALS OF THE ISSUERS	-1-

RECITALS OF THE GUARANTORS	-1-

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION	-1-

SECTION 101. Definitions	-1-

SECTION 102. Effect of Headings and Table of Contents	-2-

SECTION 103. Successors and Assigns	-2-

SECTION 104. Separability Clause	-2-

SECTION 105. Benefits of Supplemental Indenture	-2-

SECTION 106. Governing Law and Waiver of Trial by Jury	-2-

SECTION 107. Appointment of Agent for Service	-2-

SECTION 108. The Trustee	-3-

ARTICLE TWO

AMENDMENTS TO THE INDENTURE	-3-

SECTION 201. Amendments to be Effected	-3-

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of May 8, 2017, among Rio Tinto Finance (USA) Limited (ABN 84 062 129 551), a corporation duly organized and existing under the laws of the State of Victoria, Australia, having its principal office at Level 33, 120 Collins Street, Melbourne, Victoria 3000, Australia, Rio Tinto Finance (USA) plc, a public limited company duly incorporated and existing under the laws of England, having its registered office at 6 St. James’s Square, London SW1Y 4AD, United Kingdom (each being referred to as an “Issuer” and together as the “Issuers”), Rio Tinto plc, a public limited company duly incorporated and existing under the laws of England, having its registered office at 6 St. James’s Square, London SW1Y 4AD, United Kingdom and Rio Tinto Limited (ABN 96 004 458 404), a corporation duly organized and existing under the laws of the State of Victoria, Australia, having its principal office at Level 33, 120 Collins Street, Melbourne, Victoria 3000, Australia (each being referred to herein as a “Guarantor” and together as the “Guarantors”) and The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called the “Trustee”), supplementing and amending that certain Amended and Restated Indenture, dated as of March 16, 2012 (the “Indenture”) among the Issuer, the Guarantors named therein and the Trustee, which amended and restated that certain indenture, dated as of July 2, 2001.

RECITALS OF THE ISSUERS AND THE GUARANTORS

Each Issuer, each Guarantor and the other parties named herein previously entered into the Indenture providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the “Securities”) and such parties now wish to amend the Indenture in this Supplemental Indenture, pursuant to Section 901 of the Indenture.

RECITALS OF THE ISSUERS

Each Issuer has duly authorized the execution and delivery of this Supplemental Indenture.

All things necessary to make this Supplemental Indenture a valid agreement of the Issuers, in accordance with its terms, and pursuant to, and permissible under, the Indenture, have been done.

RECITALS OF THE GUARANTORS

All things necessary to make this Supplemental Indenture a valid agreement of the Guarantors, in accordance with its terms, and pursuant to, and permissible under, the Indenture, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises hereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101. Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) a term defined in the Indenture and not otherwise defined herein shall have the meaning ascribed thereto in the Indenture when used in this Supplemental Indenture; and

(2) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of the Indenture.

SECTION 102. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 103. Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by an Issuer or a Guarantor shall bind its successors and assigns, whether so expressed or not.

SECTION 104. Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 105. Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 106. Governing Law and Waiver of Trial by Jury.

This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law.

Each of the parties hereto, and the holders by acceptance of any Securities issued hereunder, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to a trial by jury in any legal proceeding among the parties hereto arising out of or relating to this Supplemental Indenture or the transaction contemplated hereby or thereby.

SECTION 107. Appointment of Agent for Service.

By the execution and delivery of this Supplemental Indenture, each Issuer and each Guarantor hereby severally appoints Rio Tinto Services Inc. as its agent upon which process may be served in any legal action or proceeding which may be instituted in any Federal or State court in the Borough of Manhattan, New York City, arising out of or relating to the Securities, the Guarantees or this Supplemental Indenture, but for that purpose only, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such proceeding. Service of process upon such agent at the office of such agent at 80 State Street, Albany, NY 12207-2543, and written notice of said service to each of the Issuers and each of the Guarantors by the Person serving the same addressed as provided by Section 105 of the Indenture, shall be deemed in every respect effective service of process upon the Issuers and the Guarantors, respectively, in any such legal action or proceeding, and the Issuers and the Guarantors, respectively, hereby submit to the nonexclusive jurisdiction of any such court in which any such legal action or proceeding is so instituted. Such appointment shall be irrevocable so long as the Holders of Securities shall have any rights pursuant to the terms thereof or of this Indenture until the appointment of a successor by any of the Issuers or any of the Guarantors, as the case may be, with the consent of the Trustee and such successor’s acceptance of such appointment. Each of the Issuers and each of the Guarantors further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of such agent or successor until this Supplemental Indenture has been satisfied, discharged or defeased.

SECTION 108. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to be Effected.

In accordance with Section 901 of the Indenture

(1) The definition of “Corporate Trust Office” in the Indenture is amended to read in its entirety as follows:

“Corporate Trust Office” means the principal office of the Trustee in the Borough of Manhattan, New York City at which at any particular time its corporate trust business shall be administered, which office is 101 Barclay Street, 7E, New York, New York 10286, and such other offices as the Trustee may designate from time to time.

(2) Section 203 (Form of Reverse of Security) of the Indenture is amended to read in its entirety as follows:

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Amended and Restated Indenture, dated as of July 2, 2001 and amended and restated as of………, 2012 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among Rio Tinto Finance (USA) Limited, a corporation duly organized and existing under the laws of the State of Victoria, Australia, Rio Tinto Finance (USA) plc, a public limited company duly incorporated and existing under the laws of England, Rio Tinto plc, a public limited company duly incorporated and existing under the laws of England, Rio Tinto Limited, a corporation duly organized and existing under the laws of the State of Victoria, Australia, (each being referred to herein as a “Guarantor”, which term includes any Successor Persons under the Indenture referred to herein and together the “Guarantors”) and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof [if applicable, insert —, limited in aggregate principal amount to $.............].

[If applicable, insert — The Securities of this series are subject to redemption upon not less than 10 days’ notice by mail, [if applicable, insert — (1) on ............. in any year commencing with the year ............. and ending with the year ............. through operation of the sinking fund for this series at a Redemption Price equal to 100% of the principal amount, and (2)] at any time [if applicable, insert — on or after ............. 20..], as a whole or in part, at the election of the Issuer, at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed [if applicable, insert — on or before .............., …%, and if redeemed] during the 12-month period beginning ............. of the years indicated,

Year	Redemption Price	Year	Redemption Price

and thereafter at a Redemption Price equal to …..% of the principal amount, together in the case of any such redemption [if applicable, insert — (whether through operation of the sinking fund or otherwise)] with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture. ]

[If applicable, insert — The Securities of this series are subject to redemption upon not less than 10 days’ notice by mail, (1) on ............. in any year commencing with the year .... and ending with the year .... through operation of the sinking fund for this series at the Redemption Prices for redemption through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below, and (2) at any time [if applicable, insert — on or after .............], as a whole or in part, at the election of the Issuer, at the Redemption Prices for redemption otherwise than through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below: If redeemed during the 12-month period beginning ............. of the years indicated.

Year	Redemption Price For Redemption Through Operation of the Sinking Fund	Redemption Price For Redemption Otherwise Than Through Operation of the Sinking Fund

and thereafter at a Redemption Price equal to …..% of the principal amount, together in the case of any such redemption (whether through operation of the sinking fund or otherwise) with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

[If applicable, insert — Notwithstanding the foregoing, the Issuer may not, prior to ............., redeem any Securities of this series as contemplated by [if applicable, insert — Clause (2) of] the preceding paragraph as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an interest cost to the Issuer (calculated in accordance with generally accepted financial practice) of less than …..% per annum.]

[If applicable, insert — The sinking fund for this series provides for the redemption on ............. in each year beginning with the year ............. and ending with the year ............. of [if applicable, insert — not less than $............. (“mandatory sinking fund”) and not more than] $............. aggregate principal amount of Securities of this series. Securities of this series acquired or redeemed by the Issuer otherwise than through [if applicable, insert — mandatory] sinking fund payments may be credited against subsequent [if applicable, insert — mandatory] sinking fund payments otherwise required to be made [if applicable, insert —, in the inverse order in which they become due].]

[The Securities may be redeemed at the option of the Issuer or any of the Guarantors in whole, but not in part, at any time at the Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption [if the Security is an Original Issue Discount Security, insert formula for determining amount], if the Issuer or a Guarantor determines that if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction (or of any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after                , (i) the Issuer or any of the Guarantors is or would be required to pay additional amounts of interest with respect to the Securities or Guarantees on the next succeeding Interest Payment Date as set forth in the Guarantee endorsed hereon (or in a supplemental indenture) or (ii) any Guarantor or any Subsidiary of any Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal or interest in respect of the Securities and, in each case, the payment of such additional amounts in the case of (i) above or such deduction or withholding in the case of Clause (ii) above cannot be avoided by the use of any reasonable measures available to the Issuer, any relevant Guarantor or Subsidiary. ]

[The Securities may also be redeemed in whole, but not in part, upon not less than 10 nor more than 60 days’ notice given as provided in the Indenture at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption [if the Security is an Original Issue Discount Security, insert formula for determining amount] if the Person formed by a consolidation of any of the Guarantors or into which any of the Guarantors is merged or to which any of the Guarantors conveys, transfers or leases its properties and assets substantially as an entirety is required to pay a Holder additional amounts in respect of any tax, assessment or governmental charge imposed on any such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease.]

[The Redemption Price of the Securities shall be equal to the applicable percentage of the principal amount at Stated Maturity set forth below:

If Redemption During the 12-Month Period Commencing	Redemption Price
, 20
, 20

together with, in each case (except if the Redemption Date shall be a                 ), an amount equal to the applicable Redemption Price multiplied by a fraction the numerator of which is the number of days from but not including the preceding                  to and including the Redemption Date multiplied by the difference between the Redemption Price applicable during the 12 months beginning on the                  following the Redemption Date (or, in the case of a Redemption Date after                 , 100%) and the Redemption Price applicable on the Redemption Date and the denominator of which is the total number of days from but not including the                  preceding the Redemption Date to and including the next succeeding                 . [The Issuer will also pay to each eligible Holder, or make available for payment to each such Holder, on the Redemption Date any additional amounts (as set forth [on the face hereof or] in the Guarantee endorsed hereon) resulting from the payment of such Redemption Price.]]

Notice of redemption will be given by mail to Holders of Securities, not less than 10 nor more than 60 days period to the dated fixed for redemption, all as provided in the Indenture.

[If the Security is subject to redemption of any kind, insert — In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.]

[If applicable, insert — The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security ] [or] [certain restrictive covenants and Events of Default with respect to this Security ] [, in each case] upon compliance with certain conditions set forth in the Indenture.]

[If the Security is not an Original Issue Discount Security, insert — If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. ]

[If the Security is an Original Issue Discount Security, insert — If an Event of Default with respect to Securities of this series shall occur and be continuing, an amount of principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Such amount shall be equal to— insert formula for determining the amount. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal, premium and interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Issuer’s obligations in respect of the payment of the principal of and premium and interest, if any, on the Securities of this series shall terminate.]

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, no Holder of any Security of this series will have the right to institute any proceeding with respect to the Indenture, the Guarantee endorsed hereon, this Security or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the

Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $........... and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer or exchange, the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[Insert Form of Guarantee]

(3) Section 1102 (Election to Redeem; Notice to Trustee) of the Indenture is amended to read in its entirety as follows:

The election of an Issuer to redeem any Securities shall be evidenced by a Board Resolution or in another manner specified as contemplated by Section 301 for such Securities. In case of any redemption at the election of an Issuer, the Issuer of the relevant series of Securities shall, at least 15 days prior to the Redemption Date fixed by such Issuer (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Issuer of such Securities shall furnish the Trustee with an Officer’s Certificate evidencing compliance with such restriction.

(4) Section 1104 (Notice of Redemption) of the Indenture is amended to read in its entirety as follows:

Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register.

All notices of redemption shall identify the Securities to be redeemed (indicating CUSIP Number, if any) and shall state:

(1) the Redemption Date,

(2) the Redemption Price plus accrued interest, if any,

(3) if less than all the Outstanding Securities of any series consisting of more than a single Security are to be redeemed, the identification (and, in the case of partial redemption of any such Securities, the principal amounts) of the particular Securities to be redeemed and, if less than all the Outstanding Securities of any series consisting of a single Security are to be redeemed, the principal amount of the particular Security to be redeemed,

(4) that on the Redemption Date the Redemption Price, plus accrued interest, if any, will become due and payable upon each such Security to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date,

(5) the place or places where each such Security is to be surrendered for payment of the Redemption Price, plus accrued interest, if any, and

(6) that the redemption is for a sinking fund, if such is the case.

Notice of redemption of Securities to be redeemed at the election of an Issuer shall be given by the Issuer of such Securities or, at such Issuer’s request, by the Trustee in the name and at the expense of such Issuer and shall be irrevocable.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

Rio Tinto Finance (USA) Limited as Issuer

		By	/s/ Paul Hedley

Attest:		Name: Paul Hedley

By	/s/ Ruchika Patel	Title: Director

Name: Ruchika Patel
Title:Trainee Solicitor
Rio Tinto Finance (USA) plc as Issuer

		By	/s/ Paul Hedley

Attest:		Name: Paul Hedley

By	/s/ Ruchika Patel	Title: Director

Name: Ruchika Patel
Title: Trainee Solicitor
Rio Tinto plc as Guarantor

		By	/s/ Chris Lynch

Attest:		Name: Chris Lynch

By	/s/ Hanlie Warren	Title: Director

Name: Hanlie Warren
Title: Board Secretary to Director
Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Rio Tinto Limited as Guarantor:

		By	/s/ Chris Lynch

Name: Chris Lynch

By	/s/ Steve Allen	Title: Director

Name: Steve Allen
Title: Group Company Secretary
The Bank of New York Mellon as Trustee

		By	/s/ James Briggs

Attest:		Name: James Briggs

By	/s/ Catherine F. Donohue	Title: Vice President

Name: Catherine F. Donohue
Title: Vice President